Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Moore Medical Corp., which is incorporated by reference in Moore Medical Corp.’s Annual Report on Form 10-K for the year ended December 29, 2001. We also consent to the incorporation by reference of our report dated February 18, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut
January 8, 2003